CONCENTRATED CAPITAL MANAGEMENT, L.P.


                                 Code Of Ethics

Concentrated Capital Management, L.P. ("CCM") has established this Code of Ethics ("Code") to formalize standards for general personal and professional conduct while setting forth basic ethical business practices by which every employee is expected to comply.


A. Statement of Principles

The following principles are intended to guide in the applicability of this Code of Ethics:

     1. CCM is a fiduciary and has a duty to act solely for the benefit of its clients and shall at all times place the interests of the client first.

     2. CCM holds employees responsible to the highest standards of integrity, professionalism, and ethical conduct.

     3. CCM fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all employees.


B. Conflicts of Interest

As a fiduciary, CCM has an affirmative duty of loyalty and honesty to its clients and a duty of utmost good faith to act solely in the best interests of the client. Compliance with this fiduciary responsibility can be accomplished by avoiding unnecessary conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which does arise as to each client. Employees are to actively avoid any existing or potential conflicts or situations that have the appearance of conflict or impropriety.

The following specific guidelines should not be viewed as all encompassing and are not intended to be exclusive of others:

     1. All securities transactions effected for the benefit of an employee or an associated person shall be conducted in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility. An associated person includes an employee's spouse, minor children, and adult members of their household, or any person or organization with which the employee has a direct or indirect personal relationship or beneficial interest, or any trusts of which they are trustees or in which they have a beneficial interest.

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     2.   No employee shall take inappropriate advantage of their position with respect to a client, advancing their own or a related person's position for self-gain.

     3. No employee shall accept any gift for themselves or a related person of more than de minimis value from any person or entity that does business with or on behalf of a client (or any of its portfolios) or any entity that provides a service to CCM. Gifts of an extraordinary or extravagant nature to an employee are to be declined or returned in order not to compromise the reputation of CCM or the employee. Gifts of nominal value, or those that are customary in the industry, are considered appropriate.

     4. No employee or related person shall provide gifts or entertainment of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the client (or any of its portfolios) or any entity that provides a service to CCM. Gifts of nominal value, or those that are customary in the industry, are considered appropriate.

     5. Pre-approval is required for any employee to serve as a director of any publicly traded company or mutual fund.


C. Confidentiality

All information obtained by any employee regarding any aspect of the client relationship shall be kept in strict confidence. The employee commits an unethical business practice by disclosing the identity, affairs, or investments of any client unless required by the Securities and Exchange Commission or any other regulatory or self-regulating organization to the extent required by law or regulation, or unless disclosure is consented to by the client.


D. Insider Trading

No employees may trade, either personally or on behalf of others, while in possession of material, nonpublic information; nor may any employee communicate material, nonpublic information to others in violation of the law.

Compliance with this policy is mandatory for all employees. Employees should refer to the Policy Statement on Insider Trading (copy attached) for detailed information on CCM's position.


E. Personal Trading Policy

CCM's Personal Trading Policy incorporates the amendments to Rule 17j-1 under the Investment Company Act of 1940 as adopted and in effect as of October 29, 1999.

Compliance with this policy is mandatory for all employees. Employees should refer to the Personal Trading Policy (copy attached) for detailed information on CCM's position.

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F. Treatment of Employees

CCM is committed to treating all employees in a fair and equitable manner. Employees are encouraged to voice concerns regarding any personal or professional issue that may impact their ability or the firm's ability to provide a quality product to our clients while operating under the highest standards of integrity.


G. Sanctions

Regardless of whether a government inquiry occurs, CCM views seriously any violation of its Code of Ethics. Disciplinary sanctions may be imposed on any employee committing a violation, including, but not necessarily limited to, censure, suspension, or termination of employment.

H. Annual Reviews and Certification of Compliance with the Code

CCM will review the Code of Ethics annually and update any provisions and/or attachments which the Board of Trustees deems to require revision. An annual report will be provided which describes issues that arouse during the prior year, including but not limited to, violations of the Code and sanctions therein imposed, and which certifies that procedures have been adopted to prevent access persons from violating said Code.

To insure CCM's certification, upon employment, all new employees will be required to certify that they have:

     1.   Received a copy of the Code;

     2.   Read and understand all provisions of and all attachments to the Code;
          and

     3.   Agreed to serve the client in accordance with the terms of the Code.

Additionally, all employees are required annually to:

     1.   Certify they have read and understand all provisions of the Code; and

     2.   Agree to comply with all provisions of the Code.


I. Further Information

If any employee has any questions with regard to the applicability of the provisions of this Code, generally or with regard to any attachment referenced herein, (s)he should consult the Compliance Officer.

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